Exhibit 99.1

FOR IMMEDIATE RELEASE

February 13, 2013

Contact:

John B. Woodlief

Executive Vice President

and Chief Financial Officer

704-844-7516

Harris Teeter Supermarkets Confirms Retention of J.P. Morgan as Financial Advisor

MATTHEWS, N.C.—February 13, 2013—While it is the long-standing policy of Harris Teeter Supermarkets, Inc. (NYSE: HTSI) (the “Company”) not to comment on rumors regarding mergers and acquisitions, in response to certain media articles as well as to remove any disruption to the conduct of its business and its associates, the Company confirmed today that it has retained J.P. Morgan Securities LLC (“J.P. Morgan”) to assist the Company in holding discussions with certain parties regarding strategic alternatives.  The Company was approached by two private equity firms who expressed an interest in purchasing the Company.  In order to fulfill its duty to its shareholders to evaluate opportunities to increase shareholder value, the Company retained J.P. Morgan to assist it in conducting discussions with certain highly qualified parties.  The Company intends to continue its strategic new store growth plan and maintain the employment of its associates in its stores, and its distribution and manufacturing facilities in Indian Trail, Greensboro, and High Point, North Carolina, as well as at its corporate headquarters in Matthews, North Carolina.

There can be no assurance that these discussions will result in any transaction.  If a transaction were entered into, there can be no assurance as to the price, timing or other terms of such transaction. The Company does not plan to provide any additional information until such discussions are concluded.

This news release may contain forward-looking statements that involve uncertainties, including those related to the Company’s discussions and evaluations and future plans described above. Various important factors that could cause results to differ materially from those expressed in such forward-looking statements include, without limitation, the outcome of the discussions described above and the extent and speed of successful execution of strategic initiatives. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Harris Teeter Supermarkets, Inc. operates a leading regional supermarket chain in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia.